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                                                                     Exhibit 77C

SELIGMAN GLOBAL FUND SERIES, INC. - FORM N-SAR EXHIBITS
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ITEM 77C: MATTERS SUBMITTED TO A VOTE OF SECURITIES HOLDERS

RESULTS OF MEETING OF SHAREHOLDERS

Columbia Seligman Global Technology Fund

SPECIAL MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2011
(UNAUDITED)

A brief description of the proposal(s) voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the proposals are set forth below. A vote is based on total number of shares outstanding in the Fund.

Proposal 1. To elect directors to the Board.

                              SHARES VOTED   SHARES VOTED               BROKER NON-
                                  FOR"        "WITHHOLD"   ABSTENTIONS     VOTES
---------------------------  --------------  ------------  -----------  -----------
01. KATHLEEN BLATZ           16,047,386.729   742,066.357        0.000        0.000
02. EDWARD J. BOUDREAU, JR.  16,037,341.006   752,112.080        0.000        0.000
03. PAMELA G. CARLTON        16,075,383.044   714,070.042        0.000        0.000
04. WILLIAM P. CARMICHAEL    16,044,465.085   744,988.001        0.000        0.000
05. PATRICIA M. FLYNN        16,039,594.845   749,858.241        0.000        0.000
06. WILLIAM A. HAWKINS       16,068,691.100   720,761.986        0.000        0.000
07. R. GLENN HILLIARD        16,061,855.130   727,597.956        0.000        0.000
08. STEPHEN R. LEWIS, JR.    16,036,270.426   753,182.660        0.000        0.000
09. JOHN F. MAHER            16,068,398.074   721,055.012        0.000        0.000
10. JOHN J. NAGORNIAK        16,028,834.995   760,618.091        0.000        0.000
11. CATHERINE JAMES PAGLIA   16,034,476.039   754,977.047        0.000        0.000
12. LEROY C. RICHIE          16,012,898.479   776,554.607        0.000        0.000
13. ANTHONY M. SANTOMERO     16,037,662.816   751,790.270        0.000        0.000
14. MINOR M. SHAW            16,030,139.961   759,313.125        0.000        0.000
15. ALISON TAUNTON-RIGBY     16,033,105.021   756,348.065        0.000        0.000
16. WILLIAM F. TRUSCOTT      16,076,513.438   712,939.648        0.000        0.000

Proposal 2. To approve a proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC.

SHARES VOTED "FOR"  SHARES VOTED "AGAINST"  ABSTENTIONS  BROKER NON-VOTES
------------------  ----------------------  -----------  ----------------
12,795,341.854            595,393.438       524,045.795    2,874,672.000

Proposal 3.To approve a proposal to authorize Columbia Management Investment Advisers, LLC to enter into and materially amend subadvisory agreements in the future, with the approval of the Company's board of directors/trustees, but without obtaining shareholder approval.



SHARES VOTED "FOR"  SHARES VOTED "AGAINST"  ABSTENTIONS  BROKER NON-VOTES
------------------  ----------------------  -----------  ----------------
11,627,905.771           1,784,526.203      502,337.112     2,874,684.000